UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-15260

O2 plc
________________________________________________________________
(Exact name of registrant as specified in its charter)

Wellington Street
Slough
Berkshire
SL1 1YP
England
(+44 113 272 2000 )
________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ordinary Shares, nominal value 0.1 pence each
________________________________________________________________
(Title of each class of securities covered by this Form)

None
________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) Rule 12g-4(a)(1)(ii) Rule 12g-4(a)(2)(i) Rule 12g-4(a)(2)(ii)	[ ] [ ] [ ]	Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 12h-3(b)(2)(i) Rule 12h-3(b)(2)(ii) Rule 15d-6	[ ] [ ] [ ] [ ] [ ]

Approximate number of holders of record as of the certification or notice date: 277

Pursuant to the requirements of the Securities Exchange Act of 1934, O2 plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 29, 2005	By: /s/ Philip Bramwell Name: Philip Bramwell Title: Company Secretary and General Counsel